Exhibit 10.59

January 31, 2018

Mr. Anil Kapur

7 Wellington Drive

Basking Ridge, NJ 07926

Dear Mr. Kapur,

On behalf of Actinium Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Chief Commercial Officer. Speaking for myself, as well as the other members of the Company’s Board of Directors (the “Board”), we are all very impressed with your credentials and look forward to your future success in this position.

1. Position. The terms of your new position with the Company are as set forth below:

(a) You shall serve as Chief Commercial Officer.

You shall report to the Chief Executive Officer or appropriate company officer, as designated by the CEO or his designee, and shall perform your duties for the Company at the Company’s offices in New York City, except for travel that may be necessary or appropriate in connection with the performance of your duties hereunder. The offices of the Company are currently located in New York City at 275 Madison Avenue, 7th Floor, New York, NY 10016.

(b) You agree to devote your best efforts and substantially all of your business time to advance the interests of the Company and to discharge adequately your duties hereunder.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company no later than February 12th, 2018, provided however. that the start date may be as early as February 6, 2018 upon mutual agreement between you and the Company (the “Start Date”), subject to Board approval prior to the Start Date. The Company has the right to withdraw this Offer if you are unable to fulfill the Start Date requirement.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation.

(a) Base Salary. You will be paid an annual base salary of Three Hundred Twenty Five Thousand dollars ($325,000), which will be paid in accordance with the Company's regular payroll practices.

(b) Performance Bonus. You shall be entitled to participate in an executive bonus program, which shall be established by the Board pursuant to which the Board may award bonuses of up to 35% to you, based upon the achievement of written individual and corporate objectives such as the Board shall determine.

(c) Stock Option Grant. The Board has agreed to grant you an option grant to purchase 475,000 common shares of the Company (the “Grant”) and is subject to approval by the Compensation Committee.

(i) Stock Options. Such options will have an exercise price equal to the “Grant Date”).

(ii) Vesting Schedule. Twenty-eight percent (28%) of the initial options or restricted stock granted shall vest twelve months after the date of grant and two percent (2%) of the remainder shall vest each month thereafter until closing price of the Company’s common stock on your first day of employment (the fully vested. Such additional options or restricted stock will have an exercise price per share which is equal to fair market value as determined by the Board on the date of the grant. Two percent (2%) of such additional options or stock shall vest each month thereafter until fully vested. The term of all options granted under this Agreement will be for 10 years from the date of grant, subject to your continuing service with the Company. The options or restricted stock will be incentive stock options or stock to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Amended and Restated 2014 Stock Plan, as amended, and the Stock Option Agreement between you and the Company.

5. Benefits.

a. Benefit plan – Health Insurance. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees. The Company reserves the right to cancel and/or change the benefits plans it offers to its employees at any time, subject to applicable law.

b. Vacation; Sick Leave. You will be entitled to 20 days paid vacation per year, pro-rated for the remainder of this calendar year. Vacation may not be taken before it is accrued. You will be entitled to 5 days paid sick leave per year pro-rated.

c. Other Benefits. The Company will provide you with standard business reimbursements (including mileage, supplies, long distance calls), subject to Company policies and procedures and with appropriate receipts. In addition, you will receive any other statutory benefits required by law.

d. Reimbursement of Expenses. You shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of the Company provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time.

6. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

7. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

8. Non-Competition. During the term and for a period of three (3) years thereafter, you shall not, either directly or indirectly, engage (as principal, partner, employee, consultant, owner, independent contractor, advisor or otherwise, with or without compensation) in any business that directly or indirectly is developing, or plans to develop, radioimmunotherapies for cancer or any therapy related to bone marrow transplant (the “Competing Business”). Notwithstanding the foregoing, this does not prevent you from being engaged or employed with a business that has a Competing Business as part of its business, so long as you are not engaged or involved in any way in the Competing Business at such business or enterprise.

9. Non-Solicitation. You agree that during the term of your employment with the Company, and for a period of 24 months following the cessation of employment with the Company for any reason or no reason, you shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for yourself or any other person or entity. For a period of 24 months following cessation of employment with the Company for any reason or no reason, you shall not attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

10. Arbitration. Any dispute or claim arising out of or in connection with your employment with the Company (except with regard to enforcement of the Confidentiality Agreement) will be finally settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that this Agreement evidences a transaction involving interstate commerce and that the operation, interpretation and enforcement of this arbitration provision, the procedures to be used in conducting an arbitration pursuant to this arbitration provision, and the confirmation of any award issued to either party by reason of such arbitration, is governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 21 et seq. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

11. Miscellaneous. This Agreement, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:	275 Madison Avenue, Suite 702
New York, NY 10016

If to you:	Anil Kapur
7 Wellington Drive
Basking Ridge, NJ 07926

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

(signature page follows)

Very truly yours,		ACCEPTED AND AGREED:

ACTINIUM PHARMACEUTICALS, INC.		ANIL KAPUR

By:	/s/ Sandesh Seth	/s/ Anil Kapur
Signature
Name: Sandesh Seth
Title: Chief Executive Officer

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